Exhibit 10.3

DRESSER-RAND GROUP INC.

STANDARD TERMS AND CONDITIONS FOR

RESTRICTED STOCK

These Standard Terms and Conditions apply to any Award of restricted Common Shares (the “Restricted Shares”) granted to an employee of the Company under the Dresser-Rand Group Inc. 2008 Stock Incentive Plan, as amended (the “Plan”), on or after January 1, 2012, which are evidenced by a Grant Notice or an action of the Committee that specifically refers to these Standard Terms and Conditions.

1.	TERMS OF RESTRICTED SHARES

Dresser-Rand Group Inc., a Delaware corporation (the “Company”) has granted to the Grantee named in the Grant Notice provided to said Grantee herewith (the “Grant Notice”) an award of a number of Restricted Shares (the “Award”) of the Company’s common stock, $0.01 par value per share specified in the Grant Notice. The Award is the terms and subject to the conditions set forth in the Grant Notice, these Standard Terms and Conditions, and the Plan, each as amended from time to time. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall, unless the context requires otherwise, include a reference to any Affiliate, as such term is defined in the Plan. Capitalized terms not defined in this document have the meaning given to them in Plan or Grant Notice.

2.	VESTING OF RESTRICTED STOCK

The Restricted Shares are subject to forfeiture and may not be sold, assigned, transferred, pledged or otherwise directly or indirectly encumbered or disposed of (collectively, “Transferred”) until the expiration of a “Period of Restriction” specified in the Grant Notice. Except as otherwise provided herein, the Period of Restriction shall expire on each of the dates set forth in the Grant Notice as long as the Grantee remains an employee of the Company or other service provider to the Company on the applicable vesting date.

Notwithstanding anything contained in these Standard Terms and Conditions to the contrary:

A.

If the Grantee’s employment terminates by reason of death or Disability during the Period of Restriction, a pro rata portion of the Restricted Shares subject to the next vesting date shall become nonforfeitable, and unless otherwise determined by the Committee, the remaining Restricted Shares shall be forfeited as of the date of such termination. For this purpose, “pro-rata portion” means a percentage, where the numerator is the number of days between (a) the later of the grant date or last vesting date and (b) the Grantee’s termination, and the denominator is the number of days between (y) the later of the grant date or the last vesting date and (z) the final vesting date.

B.

Subject to Section 8, if the Grantee’s employment terminates due to the Grantee’s Retirement (as defined in Section 16.G below), the Restricted Shares shall continue to vest and become nonforfeitable under the schedule described in the Grant Notice; provided, however, that if the Grantee’s Retirement is less than twelve (12) months after the Grant Date, only the following portion of the Restricted Shares shall continue to vest under the schedule described in the Grant Notice: (x) the number of Restricted Shares granted hereunder, (y) multiplied by a fraction, (I) the numerator of which is the number of full days from the Grant Date through the date of Retirement, and (II) the denominator of which is 365. The remaining Restricted Shares shall be forfeited as of the date of such Retirement.

C.

If the Grantee’s employment terminates for any reason other than death, Disability or Retirement, any Restricted Shares held by the Grantee for which the Period of Restriction has not then expired shall be forfeited as of the date of such termination.

3.	RIGHTS AS STOCKHOLDER/LEGEND

The Grantee shall have the right to vote the Restricted Shares, but shall otherwise enjoy none of the rights of a stockholder (including the right to receive dividends or equivalent payments) during the Period of Restriction.

The Restricted Shares shall be registered in the Grantee’s name on the Grant Date through a book entry credit in the records of the Company’s transfer agent, but shall be recorded as restricted non-dividend paying shares of Common Shares until the expiration of the Period of Restriction. Upon the expiration of the Period of Restriction with respect to any Restricted Shares, the Company shall instruct its transfer agent to record such shares as unrestricted. In the event any stock certificates are issued in respect of the Restricted Shares during the Period of Restriction, such certificates shall bear a restrictive legend determined by the Committee until the expiration of the Period of Restriction with respect to such shares.

4.	CHANGE IN CONTROL

[For CEO’s Form: Unless otherwise provided in an employment, severance or other agreement between the Company and the Grantee, the] [For all others: The] Restricted Shares shall be treated as follows if there is a Change in Control:

A.

If the Restricted Shares are not continued, assumed or substituted by the Grantee’s employer (or an Affiliate of such employer) that engages the Grantee immediately following the Change in Control, the entire Restricted Shares shall fully vest upon the occurrence of the Change in Control.

B.

If the Restricted Shares are continued, assumed or substituted by the Grantee’s employer (or an Affiliate of such employer) that engages the Grantee immediately following the Change in Control, the Restricted Shares shall continue to vest as provided in the Grant Notice; provided, however, that if the Grantee’s employment is terminated other than for Serious Misconduct, or the Grantee resigns for Good Reason, in either case within twelve months following the Change in Control, the Restricted Shares shall fully vest upon such termination or resignation.

For purposes hereof, the Restricted Shares shall be considered “assumed” if, following the Change in Control, the Restricted Shares confer the right to receive, for each Restricted Share held immediately prior to the Change in Control, (i) the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Restricted Share held on the effective date of the Change in Control, or (ii) common stock of the successor to the Company of substantially equivalent economic value to the consideration received in the Change in Control by holders of Common Stock for each share held on the effective date of the Change in Control (as determined by the Committee in its discretion). The Restricted Shares will be considered “substituted for” if the successor or acquiror replaces the Restricted Shares with equity awards of substantially equivalent economic value measured as of the date the Change in Control occurs (as determined by the Committee in its discretion).

5.	RESTRICTIONS ON RESALES OF SHARES

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Grantee or other subsequent transfers by the Grantee of any Restricted Shares, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Grantee and other holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

6.	INCOME TAXES

The Company shall not instruct the transfer agent to remove the restrictions applicable to any Restricted Shares at the expiration of the Period of Restriction unless and until the Grantee has made arrangements satisfactory to the Committee to satisfy applicable withholding tax obligations. Unless otherwise permitted by the Committee, withholding shall be effected by withholding Common Shares that vest on the applicable vesting date. The Grantee acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the vesting of the Restricted Shares from any amounts payable by it to the Grantee (including, without limitation, future cash wages).

7.	NON-TRANSFERABILITY OF AWARD

The Grantee represents and warrants that the Restricted Shares are being acquired by the Grantee solely for the Grantee’s own account for investment and not with a view to or for sale in connection with any distribution thereof. The Grantee further understands, acknowledges and agrees that, except as otherwise provided in the Plan, prior to their vesting, the Restricted Shares may not be sold, assigned, transferred, pledged or otherwise directly or indirectly encumbered or disposed of except to the extent expressly permitted hereby and at all times in compliance with the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Securities Exchange Commission thereunder, and in compliance with applicable state securities or “blue sky” laws and non-U.S. securities laws. Unless permitted by the Committee, prior to their vesting, the Restricted Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by the Grantee other than by will or the laws of descent and distribution.

8.	RESTRICTED ACTIVITIES

A.

By accepting the Restricted Shares, the Grantee acknowledges and agrees that (i) the Company is engaged in a highly competitive business; (ii) the Company has expended considerable time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit its Confidential Information (as defined in Section 16.B below); (iii) the Company must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (iv) the Grantee’s participation in or direction of the Company’s day-to-day operations and strategic planning are an integral part of the Company’s continued success and goodwill; (v) in the period between the Grantee’s notice to the Committee of the Grantee’s Retirement and the date of the Grantee’s Retirement (the “Transition Period”), the Grantee will participate in identifying a successor, transitioning his or her responsibilities to and training a successor, and engaging in other transition activities (the “Transition Process”); (vi) given the Grantee’s position and responsibilities, including during the Transition Period, he or she necessarily will be relying on and/or creating Confidential Information that belongs to the Company and enhances the Company’s goodwill; during the Transition Process will be transmitting Confidential Information to his or her successor; and in carrying out his or her responsibilities, including during the Transition Process, the Grantee in turn will be relying on the Company’s goodwill and the disclosure by the Company to him or her of Confidential Information; (vii) the Grantee will have access to Confidential Information, including concerning the Transition Process, that could be used by any competitor of the Company in a manner that would irreparably harm the Company’s competitive position in the marketplace and dilute its goodwill; (viii) the Grantee’s engaging in any of the Restricted Activities during the Restriction Period would result in the inevitable disclosure or use of Confidential Information for the Competitor’s benefit or to the detriment of the Company; (ix) the Grantee will return to the Company upon Retirement all the Confidential Information, in whatever form or media and all copies thereof, in his or her possession, custody, or control; (x) by giving advance notice of his or her Retirement, the Grantee represents that he or she will not engage in the Restricted Activities; (xi) the Company is relying on such representation in providing the Grantee continuing access to Confidential Information and authorizing him or her to engage in the Transition Process and other activities that will create new and additional Confidential Information during the Transition Period; and (xi) absent the Grantee’s agreement to this Section 8, the Company would not authorize the Grantee to participate in the Transition Process and engage in other activities that provide access to or create new and additional Confidential Information in an unfettered fashion; and would not provide for the continued vesting of the Restricted Shares upon Retirement as provided for in Section 2.

B.

The Company, by granting the Restricted Shares, and the Grantee, by accepting the Restricted Shares, thus acknowledge and agree that during the remaining term of the Grantee’s employment with the Company, including the Transition Period, the Grantee (i) will receive Confidential Information that is unique, proprietary, and valuable to the Company; (ii) will rely on and/or create Confidential Information that is unique, proprietary, and valuable to the Company; and (iii) will benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill the Company has generated and from the Confidential Information.

C.

Accordingly, in consideration of the promises of the Company set out in Section 8.B, the Restricted Shares, and the extended vesting of the Restricted Shares upon Retirement as provided for in Section 2, the Grantee agrees that:

1.	He or she will not engage in any of the Restricted Activities (as defined in Section 16.E below) during the Restriction Period (as defined in Section 16.F below);

2.

If he or she engages in, or threatens to engage in, any of the Restricted Activities during the Restriction Period or otherwise violates his or her obligations under this Section 8, then (x) the Restricted Shares held by the Grantee shall immediately be forfeited and canceled (regardless of whether then vested or unvested) and (y) with respect to any Restricted Shares that have been Transferred, the Grantee shall, at the Company’s option, immediately pay to the Company the fair market value of the Restricted Shares at the time of vesting;

3.

If he or she engages in, or threatens to engage in, any of the Restricted Activities during the Restriction Period or otherwise violates his or her obligations under this Section 8, the Company would not have an adequate remedy at law and would be irreparably harmed and, accordingly, that the Company shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event the Grantee engages or threatens to engage in any of the Restricted Activities during the Restriction Period or otherwise violates his or her obligations under this Section 8, without the necessity of posting any bond or proving special damages or irreparable injury; and

4.

Neither Section 8.C.2 nor Section 8.C.3 constitute the Company’s exclusive remedy for a breach or threatened breach of the Grantee’s obligations under this Section 8, but shall be in addition to all other remedies available to the Company at law or equity.

D.

By accepting the Restricted Shares, the Grantee acknowledges and agrees that (i) the restrictions contained in this Section 8 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set out in Section 8.A and B, the Restricted Shares, and the continued vesting of all or a portion of the Restricted Shares upon Retirement as provided for in Section 2; (ii) the Company’s promises and undertakings set out in these Standard Terms and Conditions, and in particular Section 8.B, the Grant Notice, and the Plan, and the Grantee’s position and responsibilities with the Company and his or her promises and undertakings set out in Section 8.A, give rise to the Company’s interest in restricting the Grantee’s post-Retirement activities; (iii) such restrictions are designed to enforce the Grantee’s promises and undertakings set out in Section 8.A and his or her common-law obligations and duties owed to the Company; (iv) the restrictions are reasonable and necessary, are valid and enforceable, and do not impose a greater restraint than necessary to protect the Company’s goodwill, Confidential Information, and other legitimate business interests; (v) he or she will immediately notify the Company in writing should he or she believe or be advised that the provisions of this Section 8 are not, or likely are not, valid and enforceable; (vi) he or she will not challenge the enforceability of this Section 8; (vii) absent the Grantee’s agreement to this Section 8, the Company would not authorize the Grantee to participate in the Transition Process and engage in other activities that provide access to or create new and additional Confidential Information in an unfettered fashion; and would not provide for the continued vesting of all or a portion of the Restricted Shares upon Retirement as provided for in Section 2.

E.

The provisions of Section 2 providing for the continued vesting of all or a portion of the Restricted Shares upon Retirement and this Section 8 are mutually dependent and not severable, and the Grantee acknowledges and agrees that the Company would not provide for the continued vesting of all or a portion of the Restricted Shares upon Retirement as provided for in Section 2 but for the Grantee’s promises set out in and the enforceability of this Section 8. Accordingly, if Section 8 or any part of it is ever declared to be illegal, invalid, or otherwise unenforceable in any respect by a court of competent jurisdiction, then the Grantee agrees that (x) the Restricted Shares held by the Grantee shall immediately be forfeited and canceled (regardless of whether then vested or unvested) and (y) with respect to any Restricted Shares that have been Transferred, the Grantee shall, at the Company’s option, immediately pay to the Company the fair market value of the Restricted Shares at the time of vesting; provided that if the scope of the restrictions in this Section 8 as to time, geography, or scope of activities are deemed by court of competent jurisdiction to exceed the limitations permitted by applicable law, the Grantee and the Company agree that the restrictions so deemed shall be, and are, automatically reformed to the maximum limitation permitted by such law.

9.	THE PLAN AND OTHER AGREEMENTS

In addition to these Terms and Conditions, the Award shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Certain capitalized terms not otherwise defined herein are defined in the Plan. In the event of a conflict between the terms and conditions of these Standard Terms and Condition and the Plan, the Plan controls.

Subject to the next paragraph, the Grant Notice, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Grantee and the Company regarding the Award, and any prior agreements, commitments or negotiations concerning the Award are superseded.

The Award (including the terms described herein) are subject to the provisions of the Plan and, if the Grantee is outside the U.S., there may be an addendum containing special terms and conditions applicable to grants in the Grantee’s country. The grant of the Restricted Shares to any such Grantee is contingent upon the Grantee executing and returning any such addendum in the manner directed by the Company.

10.	NOT A CONTRACT FOR EMPLOYMENT

Nothing in the Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Grantee any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Grantee’s employment or other service at any time for any reason.

11.	SEVERABILITY

Except as provided for in Section 8.E, in the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

12.	HEADINGS

The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.

13.	FURTHER ASSURANCES

Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of these Standard Terms and Conditions.

14.	BINDING EFFECT

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

15.	ELECTRONIC DELIVERY

By executing the Grant Notice, the Grantee hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Grantee pursuant to applicable securities laws) regarding the Company and the Affiliates the Plan, and the Restricted Shares via Company web site or other electronic delivery.

16.	DEFINITIONS

For purposes hereof, the following terms shall have the following meanings:

A.

“Competitor” shall mean any person or entity that carries on business activities in competition with the activities of the Company, including but not limited to (i) suppliers of rotating equipment, services and solutions for applications in the oil, gas, petrochemical and process industries including for oil and gas production; high-pressure gas injection, gas lift and other applications for enhanced oil recovery; natural gas production and processing; gas liquefaction; gas gathering, transmission and storage; hydrogen, wet and coker gas, synthesis gas, carbon dioxide and other applications for the refining, fertilizer and petrochemical markets; (ii) several applications for the armed forces; (iii) applications for general industrial markets such as paper, steel, sugar, and distributed and independent power generation; (iv) competing environmental solutions such as compressed air energy storage, combined heat and power, air separations, bio fuels, and wave or wind energy; or (v) servicing the Company’s installed base of equipment, and the installed base of the Company’s class of equipment of other suppliers through the provision of parts, repairs, overhauls, operation and maintenance, upgrades, revamps, applied technology solutions, coatings, field services, technical support and other extended services. The term “Competitor” specifically includes but is not limited to the centrifugal turbo and reciprocating compressor, steam turbine, rotating machinery, related aftermarket parts and services (including repairs, revamps, re-rates, upgrades, applied technology, overhauls, remanufacturing, installation and start-up) and other competing businesses of (x) GE Oil & Gas/Nuovo Pignone, Siemens (including TurboCare), Solar Turbines, Inc., Rolls-Royce Group plc, Elliott Company, General Electric, Alstom, Mitsubishi Heavy Industries, Hitachi, MAN Turbo, Hickham USA, Sulzer Turbo Services, Wood Group, Burckhardt Compression, Neuman & Esser Group, Ariel Corp., Thomassen Mitsui & Co., Ltd., Ebara, Shin Nippon Machinery Co. Ltd., Caterpillar Inc., Solar, Hoerbiger, or, if those corporate names are not formally correct, the businesses commonly referred to by those names; and (y) the successors to, assigns of, and affiliates of the persons or entities described in clause (x).

B.

“Confidential Information” shall mean, without limitation, all documents or information, in whatever form or medium, or consisting of knowledge or “know-how” whether or not recorded in any medium, concerning or evidencing sales; costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information (including without limitation compensation, other terms of employment, or performance other than as concerns solely the Grantee); business, marketing and operational projections, plans, and opportunities; and customer, vendor, and supplier information; but excluding any such information that is or becomes generally available to the public other than as a result of any unauthorized disclosure or breach of duty by the Grantee.

C.

“Good Reason” shall mean the Grantee’s resignation from employment from the Company or its successor within sixty (60) days following the occurrence of (i) a material reduction in the Grantee’s base salary; (ii) a material adverse change in the Grantee’s responsibilities; or (iii) a required relocation of the Grantee’s principal place of employment by more than fifty (50) miles from its location as in effect immediately prior to the Change in Control; provided, that the Grantee shall have provided written notice to the Company or its successor of his or her intention to resign for Good Reason and the grounds therefor within thirty (30) days following the occurrence of the event constituting Good Reason, and the Company shall have failed to cure such event within thirty (30) days of receiving such notice.

D.

“Noncompetition Area” shall mean the following geographic areas to the extent the Grantee’s duties and responsibilities for the Company take or took place anywhere in or are or were directed at any part of: (i) any foreign country in which the Company has provided, sold, or installed its services, products, or systems or has definitive plans to provide, sell, or install its services, products, or systems during the Grantee’s employment by the Company; and (ii) any state or territory of the United States of America.

E.	“Restricted Activities” means:

1.

The Grantee, whether on his or her own behalf or on behalf of any other individual, partnership, firm, corporation, or business organization, either directly or indirectly soliciting, inducing, persuading, or enticing, or assisting another to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for the Company, or any person who at the time of the Grantee’s conduct had been employed by the Company within the previous 12 months, to leave that employment or cease performing those services;

2.

The Grantee, whether on his or her own behalf or on behalf of any other individual, partnership, firm, corporation, or business organization, either directly or indirectly soliciting, inducing, persuading, or enticing, or assisting another to solicit, induce, persuade, or entice, any person or entity who is then a customer, supplier, or vendor of the Company to cease being a customer, supplier, or vendor of the Company or to divert all or any part of such person’s or entity’s business from the Company; and

3.

The Grantee, whether on his or her own behalf or on behalf of any other individual, partnership, firm, corporation, or business organization, either directly or indirectly soliciting, inducing, persuading, or enticing, or assisting another to solicit, induce, persuade, or entice, any person or entity who is a potential customer, supplier, or vendor of the Company, or at the time of the Grantee’s conduct was a potential customer, supplier, or vendor of the Company within the previous 12 months, not to become a customer, supplier, or vendor of the Company or to divert all or any part of such person’s or entity’s business from the Company; and

4.

The Grantee’s association directly or indirectly, as an employee, officer, director, agent, partner, stockholder, owner, member, representative, financial contributor, or consultant, with any Competitor.

With respect to the post-Retirement Restriction Period, the Restricted Activities in E.2 and E.3 extend only to a customer, supplier, or vendor or prospective customer, supplier, or vendor with respect to whom or whose business the Grantee has or had Confidential Information (including without limitation knowledge of or participation in a bid, proposal, or offer); and the Restricted Activities in E.4 extend only to a (x) the performance by the Grantee, directly or indirectly, of the same or similar activities the Grantee performed for the Company prior to Retirement or such other activities that by their nature are likely to lead to the disclosure of Confidential Information; and (y) that take place anywhere in, or are directed at any part of, the Noncompetition Area. The “Restricted Activities” do not extend to the Grantee’s investment in stock or other securities of a Competitor listed on a national securities exchange or actively traded in the over-the-counter market if he or she and the members of his or her immediate family do not, directly or indirectly, hold more than a total of 5% of all such shares of stock or other securities issued and outstanding.

F.	“Restriction Period” shall mean the period of the Grantee’s employment by the Company and continuing through the date that is three years after the Grantee’s Retirement.

G.

“Retirement” shall mean the Grantee’s voluntary termination of employment or other service from the Company after the Grantee has attained age sixty and completed at least ten years of continuous service with the Company as of the date of termination or has attained age sixty-five and completed at least five years of continuous service and in either event with the express intent not to engage in any of the Restricted Activities after termination, provided that the Grantee has provided the Committee at least one year’s advance notice of such retirement.

H.

“Serious Misconduct” shall mean the occurrence of any of the following: (i) the material failure or refusal by the Grantee to perform his or her duties to the Company or its successor (including, without limitation, the Grantee’s inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction) or to devote substantially all of his or her business time, attention and energies to the performance of his or her duties to the Company or its successor; (ii) any willful, intentional or grossly negligent act by the Grantee having the effect of materially injuring the interest, business or prospects of the Company or its successor or any of their Affiliates; (iii) the material violation or material failure by the Grantee to comply with the Company’s or its successor’s material published rules, regulations or policies, as in effect from time to time; (iv) the Grantee’s conviction of a felony offense or conviction of a misdemeanor offense involving moral turpitude, fraud, theft or dishonesty; (v) any willful or intentional, misappropriation or embezzlement of the property of the Company or its successor or any of their Affiliates (whether or not a misdemeanor or felony); or (vi) a material breach of Section 8 above by the Grantee; provided, however, that in the event that the Company or its successor determines to terminate the Grantee’s employment pursuant to clauses (i), (iii) or (vi) of this definition of Serious Misconduct, such termination shall only become effective if the Company or its successor shall first give the Grantee written notice of such Serious Misconduct, which notice shall identify in reasonable detail the manner in which the Company or its successor believes Serious Misconduct to exist and indicates the steps required to cure such Serious Misconduct, if curable, and the Grantee shall fail within thirty (30) days of such notice to substantially remedy or correct the same.